Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 21, 2004 with respect to the consolidated financial statements of Baylake Corp. and its subsidiaries as of December 31, 2003 and for the two years then ended, which report is included in Baylake’s Annual Report on Form 10-K for the year ended December 31, 2004, in Baylake’s Registration Statement on Form S-3, No. 333-118857, and in its Registration Statements on Form S-8, Nos. 333-69103 and 333-63913.

SMITH & GESTELAND LLP
/s/ Smith & Gesteland LLP
Madison, Wisconsin
March 28, 2005